Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice)—(631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP ELECTS THOMAS S. KOHLMANN VICE CHAIRMAN

Riverhead, New York, June 30, 2004, — Suffolk Bancorp (NASDAQ—SUBK) announced that the Board of Directors, at its regular meeting on June 28, 2004 elected Thomas S. Kohlmann Vice Chairman of Suffolk Bancorp and its wholly owned subsidiary, Suffolk County National Bank (“SCNB”). He continues as President and Chief Executive Officer.

Chairman Edward J. Merz remarked, “Tom Kohlmann’s election to the post of Vice Chairman underscores this Board’s commitment to the continuity of leadership at Suffolk Bancorp, and is a tribute to Tom’s direction and guidance during his tenure as Chief Executive Officer. This move provides our shareholders, customers, employees, and the communities we serve with further evidence of our commitment to their interests, now and into the future.”

Mr. Kohlmann has served as President and Chief Executive Officer since October 1999. He was Executive Vice President of Suffolk Bancorp since January 27, 1998 and Executive Vice President and Chief Lending Officer of SCNB since January 1, 1996. Mr. Kohlmann joined SCNB in 1991. He attended the University of Tampa and the American Bankers Association’s Stonier Graduate School of Banking. Mr. Kohlmann is a director of John T. Mather Hospital in Port Jefferson, New York, a member of the town of Riverhead Empire Zone Administrative Board, a trustee and Secretary of the Suffolk County Community College Foundation, and a director of the Riverhead Development Corporation. He lives in Setauket, New York.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. SCNB is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 26 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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